EXHIBIT 5.1

OPINION OF DAVID S. MACHLOWITZ

August 12, 2003

The Board of Directors

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

Re:  2002 Stock Incentive Plan and 2003 Employee Stock Purchase Plan

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Medco Health Solutions, Inc., a Delaware corporation (the “Corporation”), and in such capacity have acted as counsel for the Corporation in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of fifty-four million seven hundred fifty thousand (54,750,000) shares of the Corporation’s common stock, $0.01 par value (the “Common Stock”), which will be issuable under the Medco Health Solutions, Inc. 2002 Stock Incentive Plan (which includes the 2003 Non-Employee Director Option Program) and 2003 Employee Stock Purchase Plan (collectively the “Plans”).

As your counsel in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration of the Common Stock, I have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Common Stock under the Plans (the “Plan Shares”), and such documents as I have deemed necessary to render this opinion. For the purpose of the opinion rendered below, I have assumed that in connection with the issuance of shares under the Plans, the Corporation will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Stock.

The opinion expressed herein is rendered only to you and is solely for your benefit and may not be relied upon by any person, firm or corporation for any reason with my prior written consent.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/    DAVID S. MACHLOWITZ

David S. Machlowitz

Senior Vice President, General Counsel and Secretary